As filed with the Securities and Exchange Commission on July 16, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CYTRX CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	58-1642740
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

154 Technology Parkway
Norcross, Georgia 30092
(Address of Principal Executive Offices) (Zip Code)

CYTRX CORPORATION
2000 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

MARK W. REYNOLDS
CYTRX CORPORATION
154 Technology Parkway
Norcross, Georgia 30092
(770) 368-9500
(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Steven L. Pottle
ALSTON & BIRD LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be Registered[1]	Proposed maximum Offering price per Share[2]	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.001 per share (with attached Rights to purchase Series A Junior Participating Preferred Stock)[3]	2,000,000	$0.555	$1,110,000	$102.12

1
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of Common Stock as may be offered or issued in the future to prevent dilution resulting from stock splits, stock dividends or similar transactions.

2	Based on the average of the high and low price of shares of the Common Stock of the Registrant reported on the NASDAQ SmallCap Market on July 11, 2002 pursuant to Rule 457 paragraphs (c) and (h).
3
Includes a Series A Junior Participating Preferred Stock Purchase Right associated with each share. Prior to the occurrence of certain events, the Rights will not be evidenced or traded separately from the Registrant’s Common Stock. Value, if any, of the Rights is reflected in the market price of the Registrant’s Common Stock. Accordingly, no separate fee is paid.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will provide the documents constituting Part I of this Registration Statement to participants in the CytRx Corporation 2000 Long-Term Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act of 1933”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by us with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

(b)  All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2001; and

(c)  The description of the our Common Stock contained in our registration statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Our Certificate of Incorporation eliminates personal liability of the members of the Board of Directors to the fullest extent permitted by law. Specifically, Article Eleven of the Certificate of Incorporation provides as follows:

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director,

except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

In addition, our Certificate of Incorporation and our By-Laws provide for indemnification of all of our officers and directors to the fullest extent permitted by law. In particular, Article Nine of our Certificate of Incorporation provides as follows:

The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Article Five of our By-Laws provides as follows:

1.  MANDATORY INDEMNIFICATION.    The corporation shall indemnify, to the fullest extent permissible under Delaware law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.  MANDATORY ADVANCEMENT OF EXPENSES.    Expenses reasonably and actually incurred by a director, officer, employee, or agent in the course of defending any suit under paragraph 1 of this Article V shall be paid by the corporation in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amounts if it is ultimately determined that he is not entitled to be indemnified by the corporation. The corporation shall pay these expenses as they are incurred by the person who may be entitled to indemnification.

3.  CONTINUATION OF RIGHT TO INDEMNIFICATION.    The indemnification and advancement of expenses expressly provided by this bylaw shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators.

4.  INTENT OF BYLAW.    The intent of this Article V is to provide the broadest possible rights to indemnification to the directors, officers, employees, and agents of the corporation permissible under the law of Delaware and not to affect any other right to indemnification that may exist.

Section 145 of the Delaware General Corporation Law provides as follows:

(a)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)  To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)  Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)  The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)  For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)  For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)  The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit personal liability of members of its board of directors or governing body for violations of a director’s fiduciary duty of care. However, directors remain liable for breaching their duties of loyalty, failing to act in good faith, engaging in intentional misconduct, violating a law knowingly, paying a dividend or approving a stock repurchase that is illegal under Delaware General Corporation Law Section 174 or obtaining an improper personal benefit. In addition, equitable remedies, such as injunction or recession, are available for breaches of fiduciary duties.

We hold an insurance policy covering our directors and officers, under which the insurer agrees to pay, with some exclusions, for any claim made against the directors and officers for a wrongful act that they may become legally obligated to pay or for which we are required to indemnify the directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers and controlling persons under the above provisions, or otherwise, the Commission has advised us that, in its opinion, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

4.1	Corrected Restated Certificate of Incorporation, as amended (incorporated by reference from Exhibit 3.1 to Registrant’s registration statement on Form S-8 filed on June 24, 2002 (File No. 333-91068))

4.2	Restated By-Laws (incorporated by reference from Exhibit 4.2 to Registrant’s registration statement on Form S-8 filed on July 21, 1997 (File No. 333-37171))

5.1	Opinion of Alston & Bird LLP regarding the legality of the securities being registered

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

23.3	Consent of Good Swartz Brown & Berns LLP

23.4	Consent of Silverman Olson Thorvilson & Kaufmann, LTD

24.1	Power of Attorney (included on the signature page contained on page II-9)

Item 9.    Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change in such information in the Registration Statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(Signatures on the following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CytRx Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 16th day of July, 2002.

CYTRX CORPORATION

By:	/s/ JACK J. LUCHESE
Jack J. Luchese President and Chief Executive Officer

(Continued on next page)

POWER OF ATTORNEY

Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Jack J. Luchese and Mark W. Reynolds, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JACK J. LUCHESE Jack J. Luchese	President, and Chief Executive Officer and Director (principal executive officer)	July 16, 2002

/s/ MARK W. REYNOLDS Mark W. Reynolds	Vice President, Finance, Secretary and Director (principal financial and accounting officer)	July 16, 2002

Alexander L. Cappello	Director

/s/ RAYMOND C. CARNAHAN, JR. Raymond C. Carnahan, Jr.	Director	July 16, 2002

Max Link	Director

/s/ HERBERT H. MCDADE, JR. Herbert H. McDade, Jr.	Director	July 16, 2002

EXHIBIT INDEX

4.1	Corrected Restated Certificate of Incorporation, as amended (incorporated by reference from Exhibit 3.1 to Registrant’s registration statement on Form S-8 filed on June 24, 2002 (File No. 333-91068))

4.2	Restated By-Laws (incorporated by reference from Exhibit 4.2 to Registrant’s registration statement on Form S-8 filed on July 21, 1997 (File No. 333-37171))

5.1	Opinion of Alston & Bird LLP regarding the legality of the securities being registered

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

23.3	Consent of Good Swartz Brown & Berns LLP

23.4	Consent of Silverman Olson Thorvilson & Kaufmann, LTD

24.1	Power of Attorney (included on the signature page contained on page II-9)